2U Reports Results for Fourth Quarter and Full-Year 2023

LANHAM, Md. — February 12, 2024 — 2U, Inc. (Nasdaq: TWOU), a leading online education platform company, today reported financial and operating results for the quarter and full-year ended December 31, 2023.
“I am proud to lead 2U through the next chapter of its journey,” said Paul Lalljie, Chief Executive Officer of 2U. “We finished the year with strong performance, particularly in our executive education business, and a new organizational structure designed to enhance transparency and alignment across the company. We are resetting and enhancing our operations with renewed financial discipline. Looking ahead, we believe this renewed focus, along with our market-proven offerings, robust partner network, and scalable technology and services, will allow us to take advantage of increasing demand for high-quality online education and continue to deliver on our mission.”
“Our immediate focus in 2024 is to strengthen the fundamentals of our business in order to extend our debt maturities and restore a healthy balance sheet,” added Matthew Norden, Chief Financial Officer of 2U. “The measures we have already implemented are good first steps to enhancing our operational efficiency and improving our adjusted EBITDA and free cash flow, but we are not done. We are undergoing a comprehensive review of our business to streamline and consolidate costs, implement rigorous criteria for new programs, and optimize staffing levels in key functional areas while maintaining the quality of our offerings to partners and students. We are approaching the future with new financial discipline, providing us with the foundation to actively manage our upcoming maturities and build a scalable business.”
Results for Fourth Quarter 2023 compared to Fourth Quarter 2022
•Revenue increased 8% to $255.7 million
•Degree Program Segment revenue increased 19% to $163.5 million
•Alternative Credential Segment revenue decreased 7% to $92.2 million
•Net loss was $42.4 million, or $0.52 per share, and includes non-cash impairment charges of $62.8 million
Non-GAAP Results for Fourth Quarter 2023 compared to Fourth Quarter 2022
•Adjusted EBITDA increased 54% to $90.2 million; a margin of 35%
•Adjusted net income was $49.5 million, or $0.48 per share
Results for Full-Year 2023 compared to Full-Year 2022
•Revenue decreased 2% to $946.0 million
•Degree Program Segment revenue decreased 2% to $561.0 million
•Alternative Credential Segment revenue decreased 2% to $384.9 million
•Net loss was $317.6 million, or $3.93 per share, and includes non-cash impairment charges of $196.9 million
Non-GAAP Results for Full-Year 2023 compared to Full-Year 2022
•Adjusted EBITDA increased 37% to $170.8 million; a margin of 18%
•Adjusted net income was $15.4 million, or $0.19 per share
Discussion of 2023 Results
Revenue for the quarter totaled $255.7 million, an 8% increase from $236.0 million in the fourth quarter of 2022. Revenue from the Degree Program Segment increased $26.4 million, or 19%, and included $54.6 million of revenue recognized from the mutually negotiated exit of certain degree programs, also referred to as portfolio management activities. Revenue from the Alternative Credential Segment decreased $6.7 million, or 7%, primarily due to lower enrollments in coding boot camp offerings, partially offset by 8% growth in FCE enrollments in executive education offerings.
Revenue for the year totaled $946.0 million, a 2% decrease from $963.1 million in 2022. Revenue from the Degree Program Segment decreased $10.6 million, or 2%, and included $88.0 million of revenue recognized from portfolio management activities. Revenue from the Alternative Credential Segment decreased $6.6 million, or 2%, primarily due to lower enrollments in coding boot camp offerings, partially offset by 8% growth in FCE enrollments in executive education offerings.
Costs and expenses for the quarter totaled $278.2 million, a 21% increase from $230.6 million in the fourth quarter of 2022. Fourth quarter costs and expenses included $62.8 million of non-cash impairment charges to goodwill for which the company did not have a corresponding expense in the fourth quarter of 2022. The remaining change in costs and expenses, a decrease of $15.2 million, was primarily driven by a $27.2 million decrease in personnel and personnel-related expense and a $4.6 million decrease in depreciation and amortization expense. These decreases were partially offset by a $9.6 million increase in restructuring charges, primarily driven by changes to the company’s organizational structure, a $4.0 million increase in paid marketing costs, and a $3.1 million increase in transaction and integration expense.

Costs and expenses for the year totaled $1.17 billion, a 4% decrease from $1.22 billion in 2022. This $49.5 million decrease in costs and expenses includes a $58.6 million increase in non-cash impairment charges to goodwill and indefinite-lived intangible assets. The remaining change in costs and expenses, a decrease of $108.1 million, was primarily driven by a $66.6 million decrease in personnel and personnel-related expense, a $25.5 million decrease in paid marketing costs, a $12.8 million decrease in depreciation and amortization expense, and an $11.5 million decrease in lease and facility expense.
Liquidity and Cash Flow
As of December 31, 2023, the company’s cash, cash equivalents, and restricted cash totaled $73.4 million, a decrease of $109.2 million from $182.6 million as of December 31, 2022. As of December 31, 2023, the company’s total debt was $904.7 million, including borrowings of $40.0 million under the company’s revolving credit facility.
In January 2024, the company entered into a receivables factoring transaction with Morgan Stanley Senior Funding (“Morgan Stanley”) whereby Morgan Stanley has committed to purchase up to $86.2 million of receivables owing to the company related to portfolio management activities at a purchase rate of 88%.
The company expects that if it does not amend or refinance its term loan, or raise capital to reduce its debt in the short term, and in the event the obligations under its term loan accelerate or come due within twelve months from the date of its financial statement issuance in accordance with its current terms, there is substantial doubt about its ability to continue as a going concern. The company’s financial statements will be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Business Highlights
•Transitioned to a new organizational structure with an executive leading each of the company’s business segments. Andrew Hermalyn has been appointed President of the Degree Program Segment, and Aaron McCullough has been appointed President of the Alternative Credential Segment.
•Announced new offerings under our flexible degree partnership model:
◦The University of Birmingham - seven new online master’s degrees across in-demand fields including data science, digital media, and marketing;
◦The University of Surrey - fifteen online master’s degrees to be launched over three years, plus more than 15 professional certificate programs in the fields of technology, business, healthcare, communications technologies, and sustainability.
•Added 98 new edX courses from 41 unique institutions.
•Added new edX members including the University of Birmingham, Howard University, and Avado.

Forward-Looking Guidance
As of February 12, 2024, the company is initiating its first quarter and full-year 2024 guidance as follows:
First quarter 2024
•Revenue to range from $195 million to $198 million
•Net loss to range from $60 million to $55 million
•Adjusted EBITDA to range from $10 million to $12 million
Full-year 2024
•Revenue to range from $805 million to $815 million
•Net loss to range from $90 million to $85 million
•Adjusted EBITDA to range from $120 million to $125 million
The company is undergoing a comprehensive performance improvement exercise, the potential results of which are not reflected in the guidance above. This effort aims to improve our profitability through cost control and contribution margin improvement across both segments, optimize our operating model, ensure staffing levels align with business priorities across functional areas, and deleverage our balance sheet. In addition, guidance assumes the following: (i) no new portfolio management activities in 2024 and (ii) revenue from 2023 portfolio management activities of $10 million in the first quarter of 2024 and $15 million in full-year 2024.
For full-year 2024, we anticipate approximately $45 million in capital expenditures and weighted average shares outstanding of 85 million.
Non-GAAP Measures
To provide investors and others with additional information regarding 2U’s results, the company has disclosed the following non-GAAP financial measures: adjusted EBITDA (loss), adjusted EBITDA margin, adjusted free cash flow, adjusted unlevered free cash flow, adjusted net income (loss), and adjusted net income (loss) per share. The company has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. The company defines adjusted EBITDA (loss) as net income or net loss, as applicable, before net interest income (expense), other income (expense), net, taxes, depreciation and amortization expense, transaction costs, integration costs, restructuring-related costs, stockholder activism costs, certain litigation-related costs, consisting of fees for certain non-ordinary course litigation and other proceedings, impairment charges, debt modification expense and loss on debt extinguishment, and stock-based compensation expense. The company defines adjusted EBITDA margin as adjusted EBITDA divided by revenue. The company defines adjusted free cash flow as net cash provided by (used in) operating activities, less capital expenditures, payments to university clients, and certain non-ordinary cash payments. The company defines adjusted unlevered free cash flow as adjusted free cash flow less cash interest payments on debt. The company defines adjusted net income (loss) as net income or net loss, as applicable, before other income (expense), net, acquisition-related gains or losses, deferred revenue fair value adjustments, transaction costs, integration costs, restructuring-related costs, stockholder activism costs, certain litigation-related costs, consisting of fees for certain non-ordinary course litigation and other proceedings, impairment charges, debt modification expense and loss on debt extinguishment, and stock-based compensation expense. Adjusted net income (loss) per share is calculated as adjusted net income (loss) divided by diluted weighted-average shares of common stock outstanding for periods that result in adjusted net income, and basic weighted-average shares outstanding for periods that result in an adjusted net loss. Some of the adjustments described above may not be applicable in any given reporting period and may vary from period to period.
The company’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, to understand cash that is generated by or available for operational expenses and investment in the business after capital expenditures, for internal budgeting and forecasting purposes, for short- and long-term operating plans, and to evaluate the company’s financial performance. Management believes these non-GAAP financial measures reflect the company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in the company’s business as they exclude expenses that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating the company’s operating results and prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

The use of adjusted EBITDA (loss), adjusted free cash flow, adjusted unlevered free cash flow, adjusted net income (loss), and adjusted net income (loss) per share measures has certain limitations, as they do not reflect all items of income and expense that affect the company’s operations. The company compensates for these limitations by reconciling the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Management encourages investors and others to review the company’s financial information in its entirety and not rely on a single financial measure.
Conference Call Information

What:	2U’s fourth quarter and full-year 2023 financial results conference call
When:	Monday, February 12, 2024
Time:	4:30 p.m. ET
Live Call:	(888) 330-2446
Conference ID #:	1153388
Webcast:	investor.2U.com
About 2U, Inc. (Nasdaq: TWOU)
2U is a global leader in online education. Guided by its founding mission to eliminate the back row in higher education, 2U has spent 15 years advancing the technology and innovation to deliver world-class learning outcomes at scale. Through its global online learning platform edX, 2U connects more than 83 million people with thousands of affordable, career-relevant learning opportunities in partnership with 260 of the world's leading universities, institutions, and industry experts. From free courses to full degrees, 2U is creating a better future for all through the power of high-quality online education. Learn more at 2U.com.

Cautionary Language Concerning Forward-Looking Statements
This press release contains forward-looking statements regarding 2U, Inc.’s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release, including statements regarding future results of operations and financial position of 2U, including financial targets, business strategy, and plans and objectives for future operations, are forward-looking statements. 2U has based these forward-looking statements largely on its estimates of its financial results and its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs as of the date of this press release. The company undertakes no obligation to update these statements as a result of new information or future events. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from the results predicted, including, but not limited to:
•trends in the higher education market and the market for online education, and expectations for growth in those markets;
•the company’s ability to maintain minimum recurring revenues or other financial ratios through the maturity date of its amended term loan facilities;
•the acceptance, adoption and growth of online learning by colleges and universities, faculty, students, employers, accreditors and state and federal licensing bodies;
•the impact of competition on the company’s industry and innovations by competitors;
•the company’s ability to comply with evolving regulations and legal obligations related to data privacy, data protection and information security;
•the company’s expectations about the potential benefits of its cloud-based software-as-a-service technology and technology-enabled services to university clients and students;
•the company’s dependence on third parties to provide certain technological services or components used in its platform;
•the company’s expectations about the predictability, visibility and recurring nature of its business model;
•the company’s ability to meet the anticipated launch dates of its offerings;
•the company’s ability to acquire new clients and expand its offerings with existing university clients;
•the company’s ability to successfully integrate the operations of its acquisitions, including the edX acquisition, to achieve the expected benefits of its acquisitions and manage, expand and grow the combined company;
•the company’s ability to refinance its indebtedness on attractive terms, if at all, to better align with its focus on profitability and address impending maturities;
•the company’s ability to service its substantial indebtedness and comply with the covenants and conversion obligations contained in the indentures governing its 2.25% convertible senior notes due 2025 and 4.50% convertible senior notes due 2030 and the credit agreement governing its revolving credit facility;
•the company’s ability to implement its platform strategy and achieve the expected benefits;
•the company’s ability to generate sufficient future operating cash flows from recent acquisitions to ensure related goodwill is not impaired;
•the company’s ability to execute its growth strategy, including internationally and growing its enterprise business;
•the company’s ability to continue to recruit prospective students for its offerings;
•the company’s ability to maintain or increase student retention rates in its degree programs;
•the company’s ability to attract, hire and retain senior management and other key personnel;
•the company’s expectations about the scalability of its cloud-based platform;

•potential changes in laws, regulations or guidance applicable to the company or its university clients;
•the company’s expectations regarding the amount of time its cash balances and other available financial resources will be sufficient to fund its operations;
•the impact and cost of stockholder activism;
•the potential negative impact of the significant decline in the market price of the company’s common stock, including the impairment of goodwill and indefinite-lived intangible assets;
•the expected impact of our 2022 Strategic Realignment Plan, or similar performance improvement initiatives, and the estimated savings and amounts expected to be incurred in connection therewith;
•the impact of any natural disasters or public health emergencies, such as the COVID-19 pandemic;
•the company’s expectations regarding the effect of the capped call transactions and regarding actions of the option counterparties and/or their respective affiliates; and
•other factors beyond the company’s control.
These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and other SEC filings. Moreover, 2U operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for 2U management to predict all risks, nor can 2U assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements 2U may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.
Investor Relations Contact: investorinfo@2U.com
Media Contact: media@2U.com

2U, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2023	December 31, 2022

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$60,689	$167,518
Restricted cash	12,710	15,060
Accounts receivable, net	115,944	62,826
Other receivables, net	28,293	33,813
Prepaid expenses and other assets	33,828	43,090
Total current assets	251,464	322,307
Other receivables, net, non-current	12,507	14,788
Property and equipment, net	40,233	45,855
Right-of-use assets	63,986	72,361
Goodwill	651,498	734,620
Intangible assets, net	371,198	549,755
Other assets, non-current	68,797	71,173
Total assets	$1,459,683	$1,810,859
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$103,378	$110,020
Deferred revenue	81,949	90,161
Lease liability	15,158	13,909
Accrued restructuring liability	14,506	6,692
Other current liabilities	44,348	58,210
Total current liabilities	259,339	278,992
Long-term debt	896,514	928,564
Deferred tax liabilities, net	323	282
Lease liability, non-current	83,297	99,709
Other liabilities, non-current	1,165	1,796
Total liabilities	1,240,638	1,309,343
Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized, 82,260,619 shares issued and outstanding as of December 31, 2023; 78,334,666 shares issued and outstanding as of December 31, 2022	83	78
Additional paid-in capital	1,741,657	1,700,855
Accumulated deficit	(1,497,579)	(1,179,972)
Accumulated other comprehensive loss	(25,116)	(19,445)
Total stockholders’ equity	219,045	501,516
Total liabilities and stockholders’ equity	$1,459,683	$1,810,859

2U, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)
Revenue	$255,661	$236,049	$945,953	$963,080
Costs and expenses
Curriculum and teaching	30,219	32,953	129,304	129,886
Servicing and support	27,120	35,002	128,298	147,797
Technology and content development	40,607	49,823	176,218	190,472
Marketing and sales	79,816	80,504	372,129	422,147
General and administrative	23,972	28,272	132,680	159,418
Restructuring charges	13,674	4,067	36,256	33,239
Impairment charges	62,754	—	196,871	138,291
Total costs and expenses	278,162	230,621	1,171,756	1,221,250
(Loss) income from operations	(22,501)	5,428	(225,803)	(258,170)
Interest income	862	398	1,961	1,165
Interest expense	(19,533)	(18,525)	(74,573)	(62,234)
Debt modification expense and loss on debt extinguishment	—	—	(16,735)	—
Other (expense) income, net	(52)	427	(803)	(3,815)
Loss before income taxes	(41,224)	(12,272)	(315,953)	(323,054)
Income tax (expense) benefit	(1,224)	429	(1,654)	903
Net loss	$(42,448)	$(11,843)	$(317,607)	$(322,151)
Net loss per share, basic and diluted	$(0.52)	$(0.15)	$(3.93)	$(4.17)
Weighted-average shares of common stock outstanding, basic and diluted	82,140,194	78,261,601	80,891,146	77,327,850

Other comprehensive loss (income)
Foreign currency translation adjustments, net of tax of $0 for all periods presented	1,448	2,448	(5,671)	(3,534)
Comprehensive loss	$(41,000)	$(9,395)	$(323,278)	$(325,685)

2U, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2023	2022	2021
	(unaudited)
Cash flows from operating activities
Net loss	$(317,607)	$(322,151)	$(194,766)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Non-cash interest expense	13,652	19,835	25,403
Depreciation and amortization expense	115,322	128,153	108,448
Stock-based compensation expense	39,688	80,220	97,766
Non-cash lease expense	17,404	21,020	18,933
Restructuring	866	9,555	5,014
Impairment charges	196,871	138,291	—
Provision for credit losses	10,017	8,610	8,036
Loss on debt extinguishment	12,123	—	1,101
Gain on sale of investment	—	—	(27,762)
Other	965	5,443	2,515
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Accounts receivable, net	(58,972)	(3,041)	(31,756)
Other receivables, net	2,980	(517)	(27,001)
Prepaid expenses and other assets	13,504	4,833	(7,636)
Accounts payable and accrued expenses	(436)	(42,735)	21,212
Deferred revenue	(8,657)	5,326	9,388
Other liabilities, net	(41,151)	(41,915)	(26,969)
Net cash (used in) provided by operating activities	(3,431)	10,927	(18,074)
Cash flows from investing activities
Purchase of a business, net of cash acquired	—	5,010	(761,118)
Additions of amortizable intangible assets	(44,010)	(62,445)	(60,546)
Purchases of property and equipment	(6,021)	(11,755)	(9,788)
Purchase of investments	—	—	(1,000)
Proceeds from investments	—	—	38,818
Advances made to university clients	—	(310)	—
Advances repaid by university clients	200	200	200
Other	—	(50)	—
Net cash used in investing activities	(49,831)	(69,350)	(793,434)
Cash flows from financing activities
Proceeds from debt	329,223	696	569,477
Payments on debt	(375,283)	(7,181)	(4,334)
Prepayment premium on extinguishment of senior secured term loan facility	(5,666)	—	—
Payment of debt issuance costs	(4,411)	—	(11,575)
Tax withholding payments associated with settlement of restricted stock units	(1,093)	(2,850)	(18,780)
Proceeds from exercise of stock options	110	1,128	6,489
Proceeds from employee stock purchase plan share purchases	2,102	1,282	3,583
Net cash (used in) provided by financing activities	(55,018)	(6,925)	544,860
Effect of exchange rate changes on cash	(899)	(1,983)	(2,309)
Net decrease in cash, cash equivalents and restricted cash	(109,179)	(67,331)	(268,957)
Cash, cash equivalents and restricted cash, beginning of period	182,578	249,909	518,866
Cash, cash equivalents and restricted cash, end of period	$73,399	$182,578	$249,909

2U, Inc.
Reconciliation of Non-GAAP Measures - Adjusted EBITDA
(unaudited)

The following table presents a reconciliation of adjusted EBITDA to net loss for each of the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

	(in thousands, except share and per share amounts)
Revenue	$255,661	$236,049	$945,953	$963,080

Net loss	$(42,448)	$(11,843)	$(317,607)	$(322,151)
Stock-based compensation expense	3,702	17,480	39,688	80,220
Other expense (income), net	52	(427)	803	3,815
Amortization of acquired intangible assets	7,688	10,901	34,225	53,417
Income tax benefit on amortization of acquired intangible assets	(19)	(1)	(76)	(1,202)
Impairment charges	62,754	—	196,871	138,291
Debt modification expense and loss on debt extinguishment	—	—	16,735	—
Restructuring charges	13,674	4,067	36,256	33,239
Other*	4,079	(1,677)	8,462	3,348
Adjusted net income (loss)	49,482	18,500	15,357	(11,023)
Net interest expense	18,671	18,127	72,612	61,069
Income tax expense (benefit)	1,243	(428)	1,730	299
Depreciation and amortization expense	20,788	22,182	81,097	74,736
Adjusted EBITDA	$90,184	$58,381	$170,796	$125,081

Adjusted EBITDA margin	35%	25%	18%	13%
Net loss per share, basic and diluted	$(0.52)	$(0.15)	$(3.93)	$(4.17)
Adjusted net income (loss) per share, basic	$0.60	$0.24	$0.19	$(0.14)
Adjusted net income (loss) per share, diluted**	$0.48	$0.23	$0.19	$(0.14)
Weighted-average shares of common stock outstanding, basic	82,140,194	78,261,601	80,891,146	77,327,850
Weighted-average shares of common stock outstanding, diluted	112,909,097	78,921,457	82,331,052	77,327,850

*
Includes (i) transaction and integration expense of $3.3 million and $0.2 million for the three months ended December 31, 2023 and 2022, respectively, and $3.6 million and $3.6 million for the years ended December 31, 2023 and 2022, respectively and (ii) litigation-related expense (recoveries) of $0.8 million and $(1.9) million for the three months ended December 31, 2023 and 2022, respectively, and $4.9 million and $(0.3) million for the years ended December 31, 2023 and 2022, respectively.

**
For the purposes of calculating adjusted net income per share on a diluted basis, interest expense associated with the company’s convertible notes of $5.0 million has been added back to adjusted net income for the three months ended December 31, 2023. For all other periods presented, no such adjustment was made as the result would be anti-dilutive.

2U, Inc.
Reconciliation of Non-GAAP Measures - Adjusted EBITDA by Segment
(unaudited)

The following table presents a reconciliation of adjusted EBITDA (loss) to net income (loss) by segment for each of the periods indicated.

	Degree Program Segment		Alternative Credential Segment		Consolidated
	Three Months Ended December 31,		Three Months Ended December 31,		Three Months Ended December 31,
	2023	2022	2023	2022	2023	2022

	(in thousands)
Revenue	$163,466	$137,109	$92,195	$98,940	$255,661	$236,049

Net income (loss)	$38,120	$15,093	$(80,568)	$(26,936)	$(42,448)	$(11,843)
Adjustments:
Stock-based compensation expense	2,180	9,754	1,522	7,726	3,702	17,480
Other expense (income), net	2	(806)	50	379	52	(427)
Net interest expense (income)	18,778	18,197	(107)	(70)	18,671	18,127
Income tax expense (benefit)	100	132	1,124	(561)	1,224	(429)
Depreciation and amortization expense	14,777	16,506	13,699	16,577	28,476	33,083
Impairment charges	—	—	62,754	—	62,754	—
Restructuring charges	12,701	3,292	973	775	13,674	4,067
Other	4,079	(1,705)	—	28	4,079	(1,677)
Total adjustments	52,617	45,370	80,015	24,854	132,632	70,224
Total adjusted EBITDA (loss)	$90,737	$60,463	$(553)	$(2,082)	$90,184	$58,381

Adjusted EBITDA margin	56%	44%	(1)%	(2)%	35%	25%

2U, Inc.
Reconciliation of Non-GAAP Measures - Adjusted EBITDA by Segment
(unaudited)

The following table presents a reconciliation of adjusted EBITDA (loss) to net loss by segment for each of the periods indicated.

	Degree Program Segment		Alternative Credential Segment		Consolidated
	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022	2023	2022

	(in thousands)
Revenue	$561,044	$571,608	$384,909	$391,472	$945,953	$963,080

Net income (loss)	$3,934	$(10,797)	$(321,541)	$(311,354)	$(317,607)	$(322,151)
Adjustments:
Stock-based compensation expense	23,382	44,378	16,306	35,842	39,688	80,220
Other (income) expense, net	(1,398)	882	2,201	2,933	803	3,815
Net interest expense (income)	73,041	61,341	(429)	(272)	72,612	61,069
Income tax expense (benefit)	415	5	1,239	(908)	1,654	(903)
Depreciation and amortization expense	57,029	57,779	58,293	70,374	115,322	128,153
Impairment charges	—	—	196,871	138,291	196,871	138,291
Debt modification expense and loss on debt extinguishment	16,735	—	—	—	16,735	—
Restructuring charges	33,127	24,528	3,129	8,711	36,256	33,239
Other	8,434	2,611	28	737	8,462	3,348
Total adjustments	210,765	191,524	277,638	255,708	488,403	447,232
Total adjusted EBITDA (loss)	$214,699	$180,727	$(43,903)	$(55,646)	$170,796	$125,081

Adjusted EBITDA margin	38%	32%	(11)%	(14)%	18%	13%

2U, Inc.
Reconciliation of Non-GAAP Measures - Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow
(unaudited)

The following table presents a reconciliation of adjusted unlevered free cash flow to net cash (used in) provided by operating activities for each of the twelve-month periods indicated.

	Trailing Twelve Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

	(in thousands)
Net cash (used in) provided by operating activities	$(3,431)	$(5,149)	$(16,536)	$38,472
Additions of amortizable intangible assets	(44,010)	(44,733)	(50,619)	(55,544)
Purchases of property and equipment	(6,021)	(7,313)	(8,640)	(11,210)
Payments to university clients	1,050	1,050	3,550	6,425
Non-ordinary cash payments*	36,653	34,618	36,101	32,282
Adjusted free cash flow	(15,759)	(21,527)	(36,144)	10,425
Cash interest payments on debt	61,194	53,473	47,802	48,118
Adjusted unlevered free cash flow	$45,435	$31,946	$11,658	$58,543

*	Includes transaction, integration, restructuring-related, stockholder activism, and litigation-related expense.

2U, Inc.
Reconciliation of Non-GAAP Measures
(unaudited)

The following table presents a reconciliation of adjusted EBITDA guidance to net loss guidance, at the midpoint of the ranges provided by the company, for the periods indicated.

	Three Months Ending March 31, 2024	Year Ending December 31, 2024
	(in millions)
Net loss	$(57.5)	$(87.5)
Stock-based compensation expense	12.0	30.0
Amortization of acquired intangible assets	8.0	32.5
Restructuring charges	3.0	12.0
Other	5.5	7.5
Adjusted net income	(29.0)	(5.5)
Net interest expense	20.0	70.0
Depreciation and amortization expense	20.0	58.0
Adjusted EBITDA	$11.0	$122.5

2U, Inc.
Key Financial Performance Metrics
(unaudited)
Full Course Equivalent Enrollments
Degree Program Segment
The following table presents FCE enrollments and average revenue per FCE enrollment in the company’s Degree Program Segment for the last eight quarters.

	Q4 ‘23	Q3 ‘23	Q2 ‘23	Q1 ‘23	Q4 ‘22	Q3 ‘22	Q2 ‘22	Q1 ‘22
Degree Program Segment FCE enrollments	43,309	45,284	50,490	55,491	53,631	57,092	60,303	62,609
Degree Program Segment average revenue per FCE enrollment*	$3,774	$3,039	$2,367	$2,532	$2,557	$2,404	$2,373	$2,462

*	Average revenue per FCE enrollment includes revenue from portfolio management activities.
Alternative Credential Segment*
The following table presents FCE enrollments and average revenue per FCE enrollment in the company’s Alternative Credential Segment for the last eight quarters.

	Q4 ‘23	Q3 ‘23	Q2 ‘23	Q1 ‘23	Q4 ‘22	Q3 ‘22	Q2 ‘22	Q1 ‘22
Alternative Credential Segment FCE enrollments	24,499	25,318	25,840	21,990	24,236	23,128	23,443	22,664
Alternative Credential Segment average revenue per FCE enrollment	$3,500	$3,428	$3,591	$4,193	$3,840	$3,850	$3,891	$4,012

*
FCE enrollments and average revenue per FCE enrollment exclude the impact of enrollments in edX offerings and the related revenue of $6.4 million and $5.9 million for the three months ended December 31, 2023 and 2022, respectively, and $27.4 million and $27.2 million for the years ended December 31, 2023 and 2022, respectively.